EXHIBIT (11)
                        CONSENT OF INDEPENDENT AUDITORS

     We hereby consent to the use in the Statement of Additional Information constituting part of Lazard Retirement Series, Inc. Post-Effective Amendment No. 1 to Registration Statement on Form N-1A of our report dated January 31, 1998, relating to the financial statements and selected per share data and ratios of Lazard Retirement Series, Inc. which appears in such Statement of Additional Information. We also consent to the incorporation by reference of our report in the Prospectus constituting part of such Post-Effective Amendment No. 1 and to the reference to us under the heading "Financial Highlights" in the Prospectus.

     We also consent to the reference to our firm under the caption "Counsel and Independent Auditors" in the Statement of Additional Information.

                                   Anchin, Block & Anchin LLP

May 1, 1998
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